EXHIBIT 99.1

For Immediate Release

Contact: Jane M. Forbes

404-728-2719 Voice

404-728-3216 Fax

investor.relations@globalpay.com

Global Payments Reports Fourth Quarter and Fiscal 2003 Earnings

ATLANTA, July 17, 2003 — Global Payments Inc. (NYSE: GPN) today announced results for the fourth quarter and fiscal year ended May 31, 2003. For the fourth quarter, revenue grew 11% to $134.3 million compared to $121.0 million in the prior year. Normalized net income for the quarter grew 17% to $13.8 million as compared to $11.8 million in the prior year quarter, and normalized diluted earnings per share grew 16% to $0.36 compared to $0.31 in the prior year quarter. For the fiscal year, revenue grew 12% to $516.1 million compared to $462.8 million in the prior year. Normalized net income and diluted earnings per share grew 16% to $54.1 million and $1.43 as compared to $46.6 million and $1.23 in the prior year, respectively.

The above results exclude certain items to more clearly reflect comparative operating performance. In accordance with GAAP, current and prior year results include restructuring charges and fiscal 2002 includes a change in accounting principle, both of which are described further below and on the attached reconciliation schedule. Fourth quarter GAAP revenue, net income, and diluted earnings per share were $134.3 million, $13.0 million, and $0.34, respectively, compared to $121.0 million, $5.0 million, and $0.13, respectively, in the prior year. For the fiscal year, GAAP revenue, net income and diluted earnings per share were $516.1 million, $53.3 million, and $1.41, respectively, compared to $462.8 million, $23.8 million, and $0.63, respectively in the prior year.

During the fourth quarter of fiscal 2003, consistent with the company’s strategy to consolidate operations, the company committed to a plan to close three operating facilities and consolidate these and other functions into other existing locations. Global expects to spend approximately $8 million to execute this plan, which reflects $4 million associated with one-time employee termination benefits and $4 million for contract termination and other facility closure costs. Pursuant to this consolidation plan and the provisions of a new accounting standard, SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities,” the company recognized a $1.3 million net charge during the fourth quarter of fiscal 2003, primarily relating to one-time employee termination benefits.

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Global Payments Reports Fourth Quarter and Fiscal 2003 Earnings

Under SFAS 146, the remainder of the $8 million estimate will be recognized during fiscal 2004, in connection with the completion of each stage of the consolidation plan. Global began executing the plan in April 2003 and expects completion during the fourth quarter of fiscal 2004.

The prior year’s fourth quarter fiscal results include $11.0 million in restructuring and other charges relating to the consolidation of redundant activities and acquisition integrations. In addition, the fiscal 2002 results included a $24.6 million trademark impairment charge (or $16.0 million after-tax) relating to a change in accounting principle. These fiscal 2002 items are more fully explained in the company’s Annual Report on Form 10-K for the year ended May 31, 2002.

Comments and Outlook

“We are pleased with another year of solid revenue and earnings growth. Our revenue growth improved on the strength of our ISO, domestic and Canadian direct sales channels, combined with a positive year-over-year impact of Canadian currency exchange rates. Further, our final acquisition integration efforts and ongoing cost reduction programs continue to produce operating margin improvements,” stated Chairman, President and CEO, Paul R. Garcia.

“During our fiscal 2004, we will continue to focus on growing our domestic and Canadian direct channels, building on our customer-centric focus through enhanced product and service offerings, and gaining additional operating leverage. Consistent with this strategy, we are providing annual fiscal 2004 revenue guidance of $542 million to $562 million, or 5% to 9% growth versus $516 million in fiscal 2003 and annual diluted earnings per share fiscal 2004 guidance of $1.57 to $1.64 for growth of 10% to 15% versus normalized diluted earnings per share of $1.43 in fiscal 2003. We are very pleased with our year-end results and our strengthening balance sheet position, and we look forward to another year of successful execution of our strategy,” said Garcia.

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Global Payments Reports Fourth Quarter and Fiscal 2003 Earnings

Conference Call

Global Payments will hold a conference call on July 18, 2003 at 10:30 a.m. EDT to discuss financial results and business highlights. The conference call can be accessed by calling 1-888-428-4480 (U.S.) or 1-612-288-0318 (internationally), or via Web cast at www.globalpaymentsinc.com. A replay of the call will be available on the Global Payments Web site through July 28, 2003.

Global Payments Inc. (NYSE: GPN) is a leading provider of electronic transaction processing services to merchants, Independent Sales Organizations (ISOs), financial institutions, government agencies and multi-national corporations located throughout the United States, Canada, the United Kingdom and Europe. Global Payments offers a comprehensive line of payment solutions, including credit and debit cards, business-to-business purchasing cards, gift cards, Electronic Benefits Transfer (EBT) cards, check guarantee, check verification and recovery, terminal management and funds transfer services. For additional information about the company and its products and services, visit www.globalpaymentsinc.com.

This announcement and comments made by Global Payments’ management during the conference call may contain forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve risks and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, continued certification by credit card associations, the ability to consummate and integrate acquisitions, and other risks detailed in the Company’s SEC filings, including the most recent Form 10-K. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

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UNAUDITED CONSOLIDATED STATEMENTS OF INCOME(1)

GLOBAL PAYMENTS INC. AND SUBSIDIARIES

(In thousands, except per share data)

	Three Months Ended May 31,
	2003	2002
Revenues	$134,322	$120,971

Operating expenses:
Cost of service	66,327	65,774
Sales, general and administrative	44,327	34,250
Restructuring and other	1,257	10,993

	111,911	111,017

Operating income	22,411	9,954

Other income (expense):
Interest and other income	450	273
Interest and other expense	(916)	(955)
Minority interest	(1,166)	(1,105)

	(1,632)	(1,787)

Income before income taxes	20,779	8,167
Provision for income taxes	7,771	3,120

Net Income	$13,008	$5,047

Earnings per share:
Basic	$0.35	$0.14

Diluted	$0.34	$0.13

Weighted average shares outstanding:
Basic	37,085	36,728
Diluted	37,986	38,188

(1)	Refer to attached reconciliation schedule.

Unaudited Consolidated Statements of Income

GLOBAL PAYMENTS INC. AND SUBSIDIARIES

(in thousands, except per share data)

Three Months Ending May 31,	2003			2002
	Normalized	One-Time(1)	GAAP	Normalized	One-Time(2)	GAAP
Revenue	$134,322	$—	$134,322	$120,971	$—	$120,971

Operating expenses:
Cost of service	66,327	—	66,327	65,774	—	65,774
Sales, general and administrative	44,327	—	44,327	34,250	—	34,250
Restructuring and other	—	1,257	1,257	—	10,993	10,993

	110,654	1,257	111,911	100,024	10,993	111,017

Operating income	23,668	(1,257)	22,411	20,947	(10,993)	9,954

Other income/(expense)
Interest and other income	450	—	450	273	—	273
Interest and other expense	(916)	—	(916)	(955)	—	(955)
Minority interest in earnings	(1,166)	—	(1,166)	(1,105)	—	(1,105)

	(1,632)	—	(1,632)	(1,787)	—	(1,787)

Income before income taxes	22,036	(1,257)	20,779	19,160	(10,993)	8,167

Income taxes	8,241	(470)	7,771	7,319	(4,199)	3,120

Net income	$13,795	$(787)	$13,008	$11,841	$(6,794)	$5,047

Basic shares	37,085	—	37,085	36,728	—	36,728
Basic earnings per share	$0.37	$(0.02)	$0.35	$0.32	$(0.18)	$0.14

Diluted shares	37,986	—	37,986	38,188	—	38,188
Diluted earnings per share	$0.36	$(0.02)	$0.34	$0.31	$(0.18)	$0.13

(1)	One-time adjustments consist of restructuring charges of $1.7 million primarily relating to severance due to redundant activities and facility closures, as well as the related income tax benefit using the company's effective tax rate. These amounts were offset by the reversal of $0.4 million related to the fiscal year 2001 restructuring accrual.

(2)	One-time adjustments consist of restructuring and other charges relating to severance and facility closures due to redundant activities and acquisition integration ($8.2 million), and the write-off of non-cash assets deemed to be unrecoverable after Global's purchase of MasterCard's remaining partnership interest in Global Payments LLC ($2.8 million), as well as the related income tax benefit using the company's effective tax rate.

CONSOLIDATED STATEMENTS OF INCOME(1)

GLOBAL PAYMENTS INC. AND SUBSIDIARIES

(In thousands, except per share data)

	Twelve Months Ended May 31,
	2003	2002
Revenues	$516,084	$462,826

Operating expenses:
Cost of service	260,290	252,126
Sales, general and administrative	161,272	128,289
Restructuring and other	1,257	10,993

	422,819	391,408

Operating income	93,265	71,418

Other income (expense):
Interest and other income	1,183	1,600
Interest and other expense	(4,296)	(4,073)
Minority interest	(5,008)	(4,482)

	(8,121)	(6,955)

Income before income taxes and cumulative effect of change in accounting principle	85,144	64,463
Provision for income taxes	31,844	24,624

Income before cumulative effect of change in accounting principle	$53,300	$39,839

Cumulative effect of change in accounting principle, net of $8.6M income tax benefit(2)	—	(15,999)

Net Income	$53,300	$23,840

Earnings per share:
Income before cumulative effect of change in accounting principle:
Basic	$1.44	$1.09

Diluted	$1.41	$1.05

Net income:
Basic	$1.44	$0.65

Diluted	$1.41	$0.63

Weighted average shares outstanding:
Basic	36,957	36,589
Diluted	37,824	38,009

(1)	Refer to attached reconciliation schedule.

(2)	Reflects a change in accounting principle due to a trademark impairment, which the company recorded as of June 1, 2001, as a result of the adoption of FAS 142.

Consolidated Statements of Income

GLOBAL PAYMENTS INC. AND SUBSIDIARIES

(in thousands, except per share data)

Twelve Months Ending May 31,	2003			2002
	Normalized	One-Time(1)	GAAP	Normalized	One-Time(2)	GAAP
			(Audited)			(Audited)

Revenue	$516,084	$—	$516,084	$462,826	$—	$462,826

Operating expenses:
Cost of service	260,290	—	260,290	252,126	—	252,126
Sales, general and administrative	161,272	—	161,272	128,289	—	128,289
Restructuring and other	—	1,257	1,257	—	10,993	10,993

	421,562	1,257	422,819	380,415	10,993	391,408

Operating income	94,522	(1,257)	93,265	82,411	(10,993)	71,418

Other income/(expense)
Interest and other income	1,183	—	1,183	1,600	—	1,600
Interest and other expense	(4,296)	—	(4,296)	(4,073)	—	(4,073)
Minority interest in earnings	(5,008)	—	(5,008)	(4,482)	—	(4,482)

	(8,121)	—	(8,121)	(6,955)	—	(6,955)

Income before income taxes and cumulative effect of change in accounting principle	86,401	(1,257)	85,144	75,456	(10,993)	64,463
Income taxes	32,314	(470)	31,844	28,823	(4,199)	24,624

Income before a cumulative effect of change in accounting principle	54,087	(787)	53,300	46,633	(6,794)	39,839

Cumulative effect of change in accounting principle, net of $8.6M income tax benefit	—	—	—	—	(15,999)	(15,999)

Net income	$54,087	$(787)	$53,300	$46,633	$(22,793)	$23,840

Earnings per share:
Income before cumulative effect of change in accounting principle:
Basic	$1.46	$(0.02)	$1.44	$1.27	$(0.18)	$1.09

Diluted	$1.43	$(0.02)	$1.41	$1.23	$(0.18)	$1.05

Net income:
Basic	$1.46	$(0.02)	$1.44	$1.27	$(0.62)	$0.65

Diluted	$1.43	$(0.02)	$1.41	$1.23	$(0.60)	$0.63

Weighted average shares outstanding:
Basic	36,957	—	36,957	36,589	—	36,589
Diluted	37,824	—	37,824	38,009	—	38,009

(1)	One-time adjustments consist of restructuring charges of $1.7 million primarily relating to severance due to redundant activities and facility closures, as well as the related income tax benefit using the company's effective tax rate. These amounts were offset by the reversal of $0.4 million related to the fiscal year 2001 restructuring accrual.

(2)	One-time adjustments consist of restructuring and other charges relating to severance and facility closures due to redundant activities and acquisition integration ($8.2 million), and the write-off of non-cash assets deemed to be unrecoverable after Global's purchase of MasterCard's remaining partnership interest in Global Payments LLC ($2.8 million), as well as the related income tax benefit using the company's effective tax rate. In addition, the company effectively recorded, as of June 1, 2001, a change in accounting principle due to trademark impairment as a result of the adoption of FAS 142.

CONSOLIDATED CONDENSED BALANCE SHEETS

GLOBAL PAYMENTS INC. AND SUBSIDIARIES

(In thousands)

	May 31, 2003	May 31, 2002
Assets
Cash and cash equivalents	$38,010	$19,194
Accounts receivable, net	44,929	43,576
Claims receivable, net	608	739
Merchant processing receivable	34,170	—
Other current assets	5,390	15,948

Current assets	123,107	79,457
Property and equipment, net	50,640	53,643
Goodwill	152,511	151,712
Intangible assets, net	130,117	141,308
Other assets	5,132	5,298

Total assets	$461,507	$431,418

Liabilities & Shareholders’ Equity
Line of credit	$—	$22,000
Merchant processing payable	—	9,244
Accounts payable and other accrued liabilities	64,936	63,162
Obligations under capital leases	1,456	2,599

Current liabilities	66,392	97,005
Obligations under capital leases	3,251	4,711
Other accrued liabilities	11,312	8,173

Total liabilities	80,955	109,889

Minority interest in equity of subsidiaries	23,241	25,241
Shareholders’ equity	357,311	296,288

Total liabilities & shareholders’ equity	$461,507	$431,418

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW

GLOBAL PAYMENTS INC. AND SUBSIDIARIES

(In thousands)

	Twelve months ended May 31, 2003
	2003	2002
Cash flows from operating activities:
Net income	$53,300	$23,840
Non-cash items
Effect of cumulative change in accounting principle	—	24,613
Restructuring and other	—	4,199
Depreciation and amortization	32,061	29,571
Deferred income taxes	10,968	(6,620)
Minority interest in earnings	5,008	4,482
Other, net	20,230	7,225
Changes in working capital, which provided (used) cash
Merchant processing	(55,448)	69,064
Other, net	3,340	4,094

Net cash provided by operating activities	69,459	160,468

Cash flows from investing activities:
Capital expenditures	(17,926)	(22,390)
Other long term assets	—	(5,000)
Net business development activities	(1,153)	(60,154)

Net cash used in investing activities	(19,079)	(87,544)

Cash flows from financing activities:
Net payments on line of credit	(22,000)	(51,000)
Principal payments under capital leases and other notes	(2,603)	(3,279)
Net stock issued to employees under stock plans and dividends	47	877
Distributions to minority interests	(7,008)	(6,431)

Net cash used in financing activities	(31,564)	(59,833)

Increase in cash and cash equivalents	18,816	13,091
Cash and cash equivalents, beginning of period	19,194	6,103

Cash and cash equivalents, end of period	$38,010	$19,194